UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2009

Centerplate, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31904 (Commission file number)	13-3870167 (I.R.S. Employer Identification No.)
2187 Atlantic Street
Stamford, Connecticut 06902
(Address of principal executive offices)
(203) 975-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.
On January 14, 2009, Centerplate, Inc. (the “Company”) issued a press release reporting that with respect to the previously announced purported class action, Kaplan v. Williams, et al., Case No. FST-CV-084014996, counsel for the parties have agreed in principle to settle the action and have executed a Memorandum of Understanding dated January 13, 2009, which is expected to be followed by a stipulation of settlement. As part of the settlement, and in exchange for a dismissal of the lawsuit and release, the Company has agreed to file with the Securities and Exchange Commission a supplement to the previously-distributed proxy statement and mail a copy of the supplemental proxy statement to its investors. This settlement, which is subject to, among other conditions, preliminary and final Connecticut court approval after appropriate notice and a hearing to consider the fairness of the settlement, would resolve the claims in the currently pending lawsuit. The Company and its officers and directors continue to deny any liability or responsibility for the claims made in the pending lawsuit and make no admission of any wrongdoing. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties enter into such a stipulation. In the event the settlement is approved, all holders of the Company’s securities, from April 30, 2008 through the date of consummation of the Company’s merger (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of September 18, 2008 as amended on December 23, 2008 among the Company and affiliates of Kohlberg & Company, L.L.C. (“Kohlberg”), will release all claims (other than valid appraisal demands in connection with the Merger) relating to the transaction which were or could be brought against the Company, its officers and directors, Kohlberg, and their respective affiliates and agents. The settlement is also subject to the completion of the Merger.
A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release, dated January 14, 2009.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 14, 2009

Centerplate, Inc.
By:	/s/ Kevin F. McNamara
	Name:	Kevin F. McNamara
	Title:	Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 14, 2009.